Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Credence Systems Corporation for the registration of $122,500,000 aggregate principal amount of 3.5% Convertible Senior Subordinated Notes due 2010 (the “Notes”) and 22,296,486 shares of common stock which are issuable upon conversion of the Notes and to the incorporation by reference therein of our reports dated January 8, 2007, with respect to the consolidated financial statements and schedule of Credence Systems Corporation, Credence Systems Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Credence Systems Corporation, included in its Annual Report (Form 10-K) for the year ended October 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 19, 2007